Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Soyo Group, Inc. and Subsidiary
Ontario, California

We consent to the incorporation by reference in the Registration Statement of Soyo Group, Inc. and Subsidiary on Form S-8 (No. 333-123155) of our report dated March 30, 2007 (except for Note 11 as to which the date is August 2, 2007) relating to the consolidated financial statements of Soyo Group, Inc. and Subsidiary as of December 31, 2006 and for the year then ended, which report is included in this Annual Report on Form 10-K/A.


/s/ VASQUEZ & COMPANY LLP
Los Angeles, California
August 7, 2007